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                                  Exhibit 21



21.     Subsidiaries of the Company


          Name                               Jurisdiction of Incorporation

R&M Associates Electronics                                New Jersey
Data Products Service Inc.

Computer Support Inc.                                     Georgia

SAI/Delta, Inc.                                           Florida

Delta Data Net, Inc.                                      New York


                                      33